SAN BARTOLOMÉ IN FINAL STAGES OF STARTUP, FUELING NEARLY 40% GROWTH TO 16 MILLION OUNCES IN 2008: COEUR REPORTS FIRST QUARTER RESULTS

HIGHLIGHTS

•	San Bartolomé in final stages of startup- six million ounces of silver expected this year
•	13% increase in revenues from last year's first quarter
•	Low companywide cash costs of $2.52 per ounce - a 43% reduction compared to 1Q 2007
•	First quarter production of 2.4 million ounces of silver and 16,600 ounces of gold
•	Palmarejo remains on schedule and on budget - feasibility study to be completed next month
•	Cerro Bayo operating performance rebounding ahead of schedule
•	$298.7 million of cash, equivalents and short-term investments as of March 31st
•	Maintaining full-year production guidance of approximately 16 million ounces of silver – nearly 40% higher than last year

COEUR D’ALENE, Idaho – May 12, 2008 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) today announced first quarter revenues of $57.3 million and net income of $4.7 million, or $0.01 per share, which includes $5.8 million of pre-development costs at its Palmarejo project in Mexico. These costs will begin to be capitalized in the second quarter once the Company completes its final feasibility study.

Dennis E. Wheeler, Coeur’s Chairman, President and Chief Executive Officer, commented, “The first phase of Coeur’s leading growth profile is now set to be delivered once production begins at San Bartolomé. This new mine, the largest pure silver operation in the world, is expected to produce six million ounces of silver during the remainder of the year, boosting Coeur’s overall production for 2008 by nearly 40% and more than doubling the Company’s operating cash flow this year.”

“At the Palmarejo silver/gold project in Mexico, Coeur’s next project to come online, construction activities remain on-track for a first quarter 2009 startup. With expected annual silver production of over 10 million ounces and gold production of 115,000 ounces at negative cash costs, this new mine will lead to even greater production and cash flow increases,” continued Mr. Wheeler.

“Finally, we have submitted permit applications with the agencies in Alaska which would allow for construction of an alternative tailings facility at Kensington beginning next spring, resulting in gold production late next year. Kensington will add an additional 140,000 ounces of gold production annually to Coeur’s growing production and cash flow profile.”

Mr. Wheeler added, “Each of our existing operations delivered strong performances during the first quarter, which we believe is a direct reflection of the high-quality general managers and operational professionals that have joined Coeur over the past year. With the exception of Rochester, where mining activities ended as planned last August and the mine entered its residual leaching phase, every operation delivered higher silver production this quarter compared to a year ago. Companywide, our cash costs declined 43% this quarter from last year’s first quarter.”

First Quarter 2008 Results (May 12, 2008)	Page 1 of 12

“In particular, I’m pleased to report that Cerro Bayo’s operating performance showed measurable improvement during the first quarter. With production already resumed after a brief shutdown to upgrade our electrical systems, we expect further operating improvements at Cerro Bayo, especially in the second half of the year.”

“Silver and gold prices remain strong and we continue to be bullish on the outlook for the metal. According to World Silver Survey 2008, released last week by the Silver Institute and GFMS Limited, industrial demand increased 7% in 2007 and reached a record 54% of total global silver fabrication demand in 2007. At the same time, overall supply declined 2%. Investor demand continues to be a key component to the continued strength of silver prices.” Mr. Wheeler added.

Balance Sheet and Capital Investment Highlights

At March 31, 2008, the Company had $298.7 million of cash, cash equivalents and short-term investments. The Company’s working capital (current assets less current liabilities) at March 31, 2008 increased by $148.1 million to approximately $300.5 million compared to $152.4 million at December 31, 2007.

The increase in working capital was primarily a result of the issuance in March 2008 of $230 million 3 ¼% Convertible Senior Notes due March 2028. These notes were structured to be as advantageous as possible to shareholders. The Company is obligated to repay the principal amount in cash. Any excess of the conversion obligation above the notes’ principal amount may be settled with cash, shares of the Company’s common stock, or a combination thereof, at the Company’s election. As a result of these terms, the number of new shares of common stock to be issued in the future has been significantly minimized.

Overview of Assets

San Bartolomé – World’s Largest Pure Silver Mine Now in Final Stages of Startup

As of March 31, 2008, the Company has invested $146.8 million to construct the mine and processing facilities. During construction, over 2,100 highly-skilled workers were employed through the Company’s Bolivian subsidiary, Empresa Minera Manquiri, and its contractors, most of whom are Bolivians. These workers reached nearly five million man hours without a lost time accident, a truly remarkable achievement given the size and scope of this state-of-the-art facility.

Coeur is proud of the strong community, government and economic relationships that have been developed with the people and organizations of Potosi and Bolivia, such as the Bolivian State Mining Company (COMIBAL), and the local mining cooperatives, which lease the mining concessions for San Bartolomé to Coeur. The Company has become part of the community by helping to re-establish cultural institutions, supporting concerts and art contests for the local artisans, and funding civic beautification projects.

As a producing mine, San Bartolomé is the fifth largest primary silver mine in the world and the world’s largest pure silver mine. It will employ approximately 250 workers, providing high-paying job opportunities to the residents of Potosi for many years to come.

•	Silver production during the remainder of 2008 at San Bartolomé is expected to be approximately 6.0 million ounces.
•	Operating cash costs once the plant reaches full-scale operations are expected to be $4.10 per ounce of silver (excluding royalties and production taxes of $2.03 per ounce).
•	The Company anticipates full-year 2009 production to be approximately nine million ounces of silver.
•	San Bartolomé currently has 153.0 million ounces of silver mineral reserves and 34.5 million ounces of additional indicated mineral resource, which is expected to support an estimated mine life of 14 years.

Palmarejo – Construction Activities On Schedule

First Quarter 2008 Results (May 12, 2008)	Page 2 of 12

•	Production is expected to commence during the first quarter of 2009 with average annual silver production of approximately 10.4 million ounces and annual gold production of approximately 115,000 ounces. Cash costs are expected to be negative after applying the gold by-product credit.
•	More than 140 operating personnel are on site, along with nearly 450 construction workers.
•	Crews have now advanced nearly 300 meters on the underground decline.
•	Pre-stripping activities to accommodate open pit production continue at a daily rate of 20,000 tons
•	Excavation work for the main camp site has been completed and construction has now begun. The 358 room camp is expected to be completed in October.
•	$15.3 million of capital expenditures were incurred and $5.8 million of pre-development expenses were recorded during the first quarter, with an additional $209.7 million expected to be spent during the remainder of the year.
•	The final feasibility study for Palmarejo, including third party review, is nearing completion, which will establish the mine’s first proven and probable mineral reserves.
•	The first phase of the $8 million 2008 exploration program at Palmarejo has returned positive results during the first quarter at the Guadalupe area.

Kensington – Final Tailings Permitting Expected Later This Year

•	The U.S. Forest Service has evaluated public and agency comments, and recently announced that an Environmental Assessment (EA) is the preferred level of review, which could allow for a conclusion of permitting for an alternative tailings facility later this year.
•	Conservation groups have indicated that the new tailings option is preferable.
•	Surface facilities are substantially completed except for the tailings facility.
•	Permitting of this alternative tailings facility is targeted for later this year which would allow for construction to take place next year, leading to potential production in late 2009.
•	Kensington is expected to produce 140,000 ounces of gold per year and has an initial mine life of ten years based on current proven and probable gold mineral reserves of 1.4 million ounces.

Overview of Operations

Cerro Bayo

•	Performance at Cerro Bayo has improved significantly. The execution of the recovery plan initiated late last year has led to improvements in both production and costs. The recovery plan is targeting a number of critical areas including planning, grade control, mine productivity and organizational efficiency.
•	Cerro Bayo’s silver production increased 23% during the first quarter to 434,030 ounces, compared to the first quarter of 2007. This increase was primarily due to a 56.6% increase in tons mined. First quarter gold production increased 7.4% to 10,129 ounces over the first quarter of 2007.
•	Cash costs during the first quarter were $1.25 per ounce of silver compared to cash costs in the fourth quarter of 2007 of $7.75 per ounce of silver.
•	Mine operations were temporarily suspended in April to upgrade electrical systems as part of the recovery plan. Production has now resumed ahead of schedule.
•	Coeur expects full-year 2008 production of over 2.1 million ounces of silver and over 30,000 ounces of gold.

First Quarter 2008 Results (May 12, 2008)	Page 3 of 12

Martha

•	The new 240 tonne per day processing facility at Mina Martha was commissioned in the first quarter. The mill has the capacity to accommodate annual silver production of approximately three million ounces of silver.
•	The inauguration ceremony for the new mill was held on March 18th. The President of Argentina, Cristina Fernández de Kirchner, attended the ceremony along with other local dignitaries and officials.
•	During the first quarter, Martha produced 650,636 ounces of silver compared to 623,098 ounces during the first quarter of 2007.
•	Cash costs during the first quarter were $6.67 per ounce of silver versus $6.11 per ounce during the first quarter of 2007. This increase is due to higher tons mined and reflects lower efficiency related to the start-up of the new mill facility.
•	The Company is projecting full-year 2008 production to exceed 3.3 million ounces of silver.

Rochester

•	Rochester, which continues in its residual leaching phase at very low costs, produced 680,510 ounces of silver and 5,850 ounces of gold during the first quarter at a cash cost of negative ($1.26) per ounce of silver (including gold by-product credits).
•	The mine provided $12.4 million of cash flow during first quarter due to the low costs of processing-only operations.
•	In 2008, Coeur expects Rochester to produce approximately 1.9 million ounces of silver and 20,000 ounces of gold.

Broken Hill

•	Broken Hill produced 386,481 ounces of silver during the first quarter, a 28% increase over last year’s first quarter production. This increase is primarily due to a 66% increase in tons mined.
•	First quarter cash costs were $3.72 per ounce of silver compared to $3.16 per ounce during last year’s first quarter. This increase is mostly due to higher smelting and refining costs.
•	The Company expects 2008 production from Broken Hill of approximately 1.6 million ounces.
•	Coeur has now recouped nearly 100% of its initial investment in Broken Hill made only 2 1/2 years ago, with silver production expected to continue to be received by Coeur for another eight years.

Endeavor

•	During the first quarter, Endeavor produced 228,499 ounces of silver for Coeur, a 43% increase compared to last year’s first quarter. This increase in production is primarily due to an 81% increase in the silver ore grade.
•	Cash costs during the first quarter were $2.35 per ounce of silver compared to $3.19 per ounce during the first quarter of 2007. This decline in cash costs is primarily due to higher grades and lower smelting and refining costs.
•	Coeur expects 2008 production from Endeavor of approximately 806,000 ounces of silver.
•	In April 2008, Coeur made the second and final payment of $26.2 million to CBH Resources related to the acquisition of the silver at its Endeavor Mine, which was contingent on CBH achieving certain production and operating thresholds that have now been met.
•	Including the payment mentioned above, Coeur has now recouped approximately 30.9% of its total investment, yet has only received approximately 8% of the total payable silver ounces it is entitled to receive under the terms of the silver sale agreement entered into in June 2005.

First Quarter 2008 Results (May 12, 2008)	Page 4 of 12

About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer, with anticipated 2008 production of approximately 16 million ounces of silver, nearly a 40% increase over 2007 levels. Coeur, which has no silver or gold production hedged, is now set to begin producing silver at the world’s largest pure silver mine — San Bartolomé in Bolivia – and is currently constructing another world-leading silver mine – Palmarejo in Mexico. The Company also operates two underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns non-operating interests in two low-cost mines in Australia. The Company also owns a major gold project in Alaska and conducts exploration activities in Argentina, Bolivia, Chile, Mexico and Tanzania.  Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the Company’s first quarter 2008 results at 4:00 p.m. Eastern time on May 12, 2008. To listen live via telephone, call (866) 853-4681 (US and Canada) or (660) 422-4718 (International). The conference ID number is 45552061. The conference call and presentation will also be web cast on the Company’s web site www.coeur.com.  A replay of the call will be available through May 19, 2008.  The replay dial-in numbers are (800) 642-1687 (US and Canada) and (706) 645-9291 (International) and the access code is 45552061.

Investor Contact
Karli Anderson
Director of Investor Relations
208-665-0345

John Blue
Director, Investor Relations Australia and Asia
011-612-9223-5053

Media Inquiries
Tony Ebersole
Director of Corporate Communications
208-665-0777

Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

First Quarter 2008 Results (May 12, 2008)	Page 5 of 12

Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this presentation. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press release), such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.

First Quarter 2008 Results (May 12, 2008)	Page 6 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2008	2007
REVENUES
Sales of metal	$57,286	$50,860
COSTS AND EXPENSES
Production costs applicable to sales	25,285	21,020
Depreciation and depletion	5,663	7,021
Administrative and general	8,524	6,174
Exploration	3,742	2,882
Pre-development	5,785	--
Litigation settlement	--	507

Total cost and expenses	48,999	37,604

OPERATING INCOME	8,287	13,256
OTHER INCOME AND EXPENSE
Interest and other income	1,331	4,550
Interest expense, net of capitalized interest	(821)	(87)

Total other income and expense	510	4,463

Income from continuing operations before income taxes	8,797	17,719
Income tax provision	(4,076)	(3,701)

NET INCOME	4,721	14,018
Other comprehensive income (loss)	712	(172)

COMPREHENSIVE INCOME	$5,433	$13,846

BASIC AND DILUTED INCOME PER SHARE
Basic income per share:
Net income	$0.01	$0.05

Diluted income per share:
Net income	$0.01	$0.05

Weighted average number of shares of common stock
Basic	549,965	277,677
Diluted	574,798	302,170

First Quarter 2008 Results (May 12, 2008)	Page 7 of 12

Operating Statistics From Continuing Operations

        The following table presents information by mine and consolidated sales information for the three-month periods ended March 31, 2008 and 2007:

	Three Months Ended March 31,
	2008	2007
Rochester
Tons processed	--	2,083,272
Ore grade/Ag oz	--	0.76
Ore grade/Au oz	--	0.007
Recovery/Ag oz (A)	--	75.0%
Recovery/Au oz (A)	--	92.6%
Silver production ounces	680,510	1,182,796
Gold production ounces	5,851	14,289
Cash cost/oz	$(1.26)	$4.92
Total cost/oz	$(0.24)	$8.77
Martha Mine
Tons milled	8,977	8,200
Ore grade/Ag oz	74.46	79.64
Ore grade/Au oz	0.081	0.108
Recovery/Ag oz	97.3%	95.4%
Recovery/Au oz	89.9%	94.5%
Silver production ounces	650,636	623,098
Gold production ounces	654	835
Cash cost/oz	$6.67	$6.11
Total cost/oz	$7.96	$6.55
Cerro Bayo
Tons milled	91,517	58,450
Ore grade/Ag oz	5.10	6.35
Ore grade/Au oz	0.123	0.171
Recovery/Ag oz	93.0%	94.9%
Recovery/Au oz	90.2%	94.1%
Silver production ounces	434,030	351,948
Gold production ounces	10,129	9,428
Cash cost/oz	$1.25	$1.21
Total cost/oz	$7.65	$5.09
Broken Hill
Tons milled	500,970	301,617
Ore grade/Ag oz	1.04	1.14
Recovery/Ag oz	74.3%	87.9%
Silver production ounces	386,481	302,848
Cash cost/oz	$3.72	$3.16
Total cost/oz	$5.49	$5.12
Endeavor
Tons milled	247,163	281,781
Ore grade/Ag oz	1.63	0.90
Recovery/Ag oz	56.8%	62.9%
Silver production ounces	228,499	160,277
Cash cost/oz	$2.35	$3.19
Total cost/oz	$4.22	$4.17
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	2,380,156	2,620,967
Gold ounces	16,634	24,552
Cash cost per oz/silver	$2.52	$4.40
Total cost/oz	$4.80	$7.05
CONSOLIDATED SALES TOTALS (B)
Silver ounces sold	2,412,317	2,676,435
Gold ounces sold	14,762	24,632
Realized price per silver ounce	$18.45	$13.74
Realized price per gold ounce	$965	$645

(A)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease, which is currently estimated for 2011. Current recovery may vary significantly from ultimate recovery. In August 2007, mining and crushing activities were terminated and ore reserves were fully mined. See Critical Accounting Policies and Estimates – Ore on Leach Pad.

First Quarter 2008 Results (May 12, 2008)	Page 8 of 12

(B)	Units sold at realized metal prices will not match reported metal sales due primarily to the effects on revenues of mark-to-market adjustments on embedded derivatives in the Company’s provisionally priced sales contracts.

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs set forth below.

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in the Statement of Operations:

THREE MONTHS ENDED MARCH 31, 2008
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	680,510	434,030	650,636	228,499	386,481	2,380,156
Cash Costs per ounce	$(1.26)	$1.25	$6.67	$2.35	$3.72	$2.52

Total Cash Costs	$(855)	$544	$4,340	$537	$1,436	$6,002
Add/Subtract:
Third Party Smelting Costs	--	(1,245)	(374)	(310)	(678)	(2,607)
By-Product Credit	5,393	9,465	612	--	--	15,470
Other Adjustments	102	--	354	--	--	456
Change in Inventory	8,150	(708)	(1,576)	171	(73)	5,964
Depreciation, depletion and
amortization	590	2,778	837	427	684	5,316

Production costs applicable to sales	$13,380	$10,834	$4,193	$825	$1,369	$30,601

THREE MONTHS ENDED MARCH 31, 2007
(In thousands except ounces and per ounce costs)

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
Production of Silver (ounces)	1,182,796	351,948	623,098	160,277	302,848	2,620,967
Cash Costs per ounce	$4.92	$1.21	$6.11	$3.19	$3.16	$4.40

Total Cash Costs	$5,821	$427	$3,809	$511	$958	$11,526
Add/Subtract:
Third Party Smelting Costs	--	(606)	(519)	(368)	(367)	(1,860)
By-Product Credit	9,277	6,139	544	--	--	15,960
Other Adjustments	139	--	--	--	--	139
Change in Inventory	(3,481)	(1,787)	518	12	(7)	(4,745)
Depreciation, depletion and
amortization	4,416	1,365	271	157	594	6,803

Production costs applicable to sales	$16,172	$5,538	$4,623	$312	$1,178	$27,823

First Quarter 2008 Results (May 12, 2008)	Page 9 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS	(In thousands)
CURRENT ASSETS
Cash and cash equivalents	$206,178	$98,671
Short-term investments	92,526	53,039
Receivables	71,591	56,121
Ore on leach pad	20,817	25,924
Metal and other inventory	21,288	18,918
Deferred tax assets	3,359	3,573
Prepaid expenses and other	12,240	7,821

	427,999	264,067
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	363,755	322,733
Less accumulated depreciation	(76,117)	(69,937)

	287,638	252,796
MINING PROPERTIES
Operational mining properties	144,606	143,324
Less accumulated depletion	(126,470)	(124,401)

	18,136	18,923
Mineral interests	1,757,953	1,731,715
Less accumulated depletion	(12,750)	(11,639)

	1,745,203	1,720,076
Non-producing and development properties	334,519	311,469

	2,097,858	2,050,468
OTHER ASSETS
Ore on leach pad, non-current portion	23,135	24,995
Restricted assets	26,264	25,760
Receivables, non-current	16,379	18,708
Debt issuance costs, net	13,139	4,848
Deferred tax assets	769	1,109
Other	8,745	8,943

	88,431	84,363

TOTAL ASSETS	$2,901,926	$2,651,694

First Quarter 2008 Results (May 12, 2008)	Page 10 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2008	December 31, 2007
	(In thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$64,249	$49,642
Accrued liabilities and other	11,158	9,072
Accrued income taxes	10,297	7,547
Accrued payroll and related benefits	5,540	9,342
Accrued interest payable	713	1,060
Current portion of long-term debt and capital lease obligations	30,927	30,831
Current portion of reclamation and mine closure	4,620	4,183

	127,504	111,677
LONG-TERM LIABILITIES
3 1/4% Convertible Senior Notes due March 2028	230,000	--
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	30,409	30,629
Deferred income taxes	572,538	573,681
Obligations under capital leases	21,359	23,661
Other long-term liabilities	5,707	4,679

	1,040,013	812,650
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Stock, par value $1.00 per share; authorized 750,000,000 shares in 2008 and 2007, issued 551,841,250 shares in 2008 and
551,512,230 shares in 2007 (1,059,211 shares held in treasury)	551,841	551,512
Additional paid-in capital	1,609,016	1,607,737
Accumulated deficit	(414,609)	(419,331)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income	1,351	639

	1,734,409	1,727,367

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,901,926	$2,651,694

First Quarter 2008 Results (May 12, 2008)	Page 11 of 12

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,721	$14,018
Add (deduct) non-cash items:
Depreciation and depletion	5,663	7,021
Deferred taxes	(928)	373
Unrealized gain on embedded derivatives, net	(1,174)	(35)
Loss on foreign currency translation	1,211	(46)
Share based compensation	1,591	562
Other charges	115	67
Changes in Operating Assets and Liabilities:
Receivables and other current assets	(14,298)	7,408
Inventories	4,597	(5,041)
Accounts payable and accrued liabilities	(9,147)	(1,660)

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(7,649)	22,667
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(91,679)	(33,311)
Proceeds from sales of short-term investments	51,799	60,160
Capital expenditures	(64,509)	(42,003)
Other	51	468

CASH USED IN INVESTING ACTIVITIES	(104,338)	(14,686)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	230,000	--
Repayment of long-term debt and capital leases	(2,488)	(286)
Payments of debt issuance costs	(8,385)	--
Proceeds from short-term borrowings	703	--
Common stock repurchased	(372)	(277)
Other	36	(102)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:	219,494	(665)

INCREASE IN CASH AND CASH EQUIVALENTS	107,507	7,316
Cash and cash equivalents at beginning of period	98,671	270,672

Cash and cash equivalents at end of period	$206,178	$277,988

First Quarter 2008 Results (May 12, 2008)	Page 12 of 12